Kirkpatrick & Lockhart LLP
                        1800 Massachusetts Avenue, N.W.
                                   2nd Floor
                              Washington, DC 20036



                                December 29, 1997



Heritage Series Trust
880 Carillon Parkway
St. Petersburg, Florida  33716

Ladies and Gentlemen:

         You have requested our opinion as to certain matters regarding the issuance by Heritage Series Trust (the "Trust") of Class A shares, Class B shares and Class C shares of beneficial interest of its Growth Equity Fund series, its Mid Cap Growth Fund series, its Small Cap Stock Fund series, its Value Equity Fund series and its Eagle International Equity Portfolio series (collectively, the "Shares"). The Trust is about to file Post-Effective Amendment No. 16 to its Registration Statement on Form N-1A ("PEA No. 16") for the purpose of providing current financial information and amending such other information as appropriate.

         We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Declaration of Trust and By-Laws and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant, and we generally are familiar with the Trust's business affairs. Based on the foregoing, it is our opinion that the Shares to be issued pursuant to PEA No. 16 may be issued in accordance with the Trust's Declaration of Trust and By-Laws, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable federal and state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

      The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be given in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for the Trust to indemnify and hold each shareholder harmless from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

Heritage Series Trust
December 29, 1997
Page 2




      We hereby consent to this opinion accompanying the Registration Statement that you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm in the statement of additional information filed as part of PEA No. 16.

                                    Very truly yours,

                                    KIRKPATRICK & LOCKHART LLP



                                    By: /s/ Robert J. Zutz
                                       ------------------------
                                       Robert J. Zutz